EXHIBIT 99.1

May 12, 2008


Dear Shareholder:

I am pleased to report to you the success of your company, Tri-County Financial Corporation and its subsidiary Community Bank of Tri-County for the year ended December 31, 2007. For the year ended December 31, 2007, the Company grew by 3.98% to $598,405,834 in total assets. Net income increased to $5,105,635 compared to $4,441,257 for 2006. While the total asset growth was modest, the Company was successful in its efforts to increase the net interest margin and non-interest income. For 2007, its diluted earnings per share increased to $1.79 compared to $1.58 in the previous year.

A successful Private Placement Offering was conducted in the fourth quarter of the 2007, raising $7,000,000 in new capital, which should provide us with ample capital for our projected growth. As the largest independent financial institution headquartered in Southern Maryland, we feel that the opportunities for safe and sound growth within our market are great. According to the latest FDIC statistics, Community Bank is third in market share in a highly competitive environment. Overall deposit growth was 6.45% or $26,980,613, while retail deposit growth was up 13% or $51,566,998. The Bank continues to derive most of its funding from retail deposits while utilizing wholesale funding when appropriate to meet its business plan.

In January 2008, the Bank opened its tenth retail center in Lusby, Maryland. In addition, construction of its regional office in Leonardtown is progressing. We expect it to open in mid-July. We plan to relocate several departments, including the IT department, to that site. This will allow the orderly growth of staffing at our headquarters while enhancing our performance.

 The Bank has been very successful as the "employer of choice" for financial institutions in our region. We have attracted some very talented bankers and continue to seek only the best qualified staff for our Bank. Your Board of Directors has implemented a management succession plan and expanded the senior level of management over the last year. Our investment in Human Resources enables us to deliver our services efficiently and to exceed our customers' expectations at every opportunity.

In this challenging economic environment, I feel that there are significant opportunities for a company as well positioned as Tri-County Financial. Thank you for your support and I look forward to serving you as we capitalize on these opportunities to build value for our shareholders.

Yours truly,

/s/ Michael L. Middleton

Michael L. Middleton
Chairman of the Board